3.4 Late Charges and Penalties for Failure to Payor Report. If Tenant shall fail to pay, within ten (10) days of the due date, any rent or other amounts or charges required to be paid to Landlord hereunder, Landlord may, at its option, assess a penalty to Tenant equal to one percent (l %) of the rent, amount, or charge not timely paid for each day that the rent or other amount or charge is late, up to five percent (5%) of each said delinquent payment. 3.5 Returned Checks. If any check or bank draft tendered by Tenant to Landlord shall be returned by a bank for, insufficient funds, Landlord may assess a penalty in the amount of $25.00 for each such check against the Tenant. Such penalty shall be deemed to be additional rent and subject to all conditions hereof relating to the payment or nonpayment of rent. If two or more such checks or drafts of the Tenant are so returned, then all rent and other amounts and charges to be paid to Landlord by Tenant as provided in this Lease, shall thereafter be paid to the Landlord by cashiers or certified check. ARTICLE 4: ADDITIONAL EXPENSES AND CHARGES 4.1 Common Area Maintenance. Landlord agrees to pay each year the common area maintenance expenses of the Space, the common area expenses to include, without limitation, the operating, managing, equipping, lighting, repairing, replacing, and maintaining of the Common Areas, specifically including landscaping and gardening, the maintenance, repairing and replacing of the parking lot, line painting, lighting, traffic control, if any, sanitary control, removal of snow, trash, rubbish and garbage, the cost of personnel to implement such services and to direct parking and to police the Common Areas, depreciation of heating, ventilating and air conditioning equipment for the Common Areas and the Retail Space roof and two percent (2%) of all the foregoing costs to cover the administrative costs relative to the operation of the said Common Areas. Within 30 (45) days after the end of each quarter, Landlord shall supply Tenant with a statement covering with supporting documentation, all costs and expenditures as enumerated in this paragraph. Tenant shall then pay Landlord its pro rata share of such expenses based on the ratio the square footage of Tenant's Premises bears to the square footage of all space in the Retail Space, such share to be paid within thirty (30) days after Tenant's receipt of a statement from Landlord. 4.2 Taxes. Landlord agrees to pay each year the annual taxes due for the land and improvements constituting the Retail Space with the Tenant to pay Landlord its pro rata share of such taxes based on the ratio the square footage of its Premises bears to the square footage of all space in the Retail Space. As soon as the share due from the Tenant has been ascertained, Landlord shall notify Tenant in writing of such determination and said sum shall be paid within thirty (30) days after written notice from Landlord. In the event any tax shall be assessed upon rent by any governmental authority, said tax shall be paid by Tenant as additional rent, in the same proportion as herein before provided. In the event the method of taxation applicable to rental property shall be modified, a modification agreement with respect to this paragraph shall be executed by Landlord and Tenant to equitably apply to said revised tax system. Tenant shall not be responsible for any of Landlord's franchise or excise taxes. 4